Exhibit 4.5

PRE-APPROVED

DEFINED CONTRIBUTION PLAN

(PROFIT SHARING/401(K) PLAN)

A FIDELITY PRE-APPROVED PLAN

Adoption Agreement No. 001

For use With

Fidelity Basic Plan Document No. 17

FMR LLC and its affiliates do not provide tax or legal advice. Nothing herein or in any attachments hereto should be construed, or relied upon, as tax or legal advice.

IRS CIRCULAR 230 DISCLOSURE: To the extent this document (including attachments), mentions or references any tax matter, it is not intended or written to be used, and cannot be used by the recipient or any other person, for the purpose of (1) avoiding penalties under the Internal Revenue Code or (2) promoting, marketing or recommending to another party the matter addressed herein. Please consult an independent tax advisor for advice on your particular circumstances.

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan
29025-1670843567AA

© 2020 FMR LLC

All rights reserved.

ADOPTION AGREEMENT

ARTICLE 1

PROFIT SHARING/401(K) PLAN

1.01	PLAN INFORMATION

(a)	Name of Plan:

This is the Umpqua Bank 401(k) and Profit Sharing Plan (the “Plan”)

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan 29025-1670843567AA

© 2020 FMR LLC

All rights reserved.

AMENDMENT EXECUTION PAGE

Plan Name:	Umpqua Bank 401(k) and Profit Sharing Plan (the “Plan”)

Employer:	Umpqua Holdings Corporation

[Note: These execution pages are to be completed in the event the Employer modifies any prior election(s) or makes a new election(s) in this Adoption Agreement. Attach the amended page(s) of the Adoption Agreement to these execution pages.]

The following section(s) of the Plan are hereby amended effective as of the date(s) set forth below:

Section Amended	Effective Date
Plan Superseding Provisions Addendum	12/23/2022

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed on the date given below.

Employer:	Umpqua Holdings Corporation	Employer:	Umpqua Holdings Corporation

By:	/s/ Neal McLaughlin	By:

Title:	EVP/Treasurer	Title:

Date:	12/23/2022 | 6:09:43 PM EST	Date:

Note: Only one authorized signature is required to execute this Adoption Agreement unless the Employer’s corporate policy mandates two authorized signatures.

Note: This page may be duplicated, if needed, to allow separate execution when the Employer indicated in Section 1.02(a) is changing.

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan 29025-1670843567AA

© 2020 FMR LLC

All rights reserved.

PLAN SUPERSEDING PROVISIONS ADDENDUM

for

Plan Name: Umpqua Bank 401(k) and Profit Sharing Plan

(a)	Superseding Provision(s) – The following provisions supersede other provisions of this Adoption Agreement and/or the Basic Plan Document in the manner described:

1. The following is added to 1.13 Exceptions to Continuing Eligibility Requirements:

A Participant who experiences an involuntary termination due to a Change in Control (as defined below) of Umpqua Holdings Corporation (Umpqua) is also exempt from any last day or Hours of Service requirement.

For purposes of this Adoption Agreement, a “Change in Control” shall be deemed to have occurred when any of the following events take place:

(a) Any person (including any individual or entity), or persons acting in concert, become(s) the beneficial owner of voting shares representing fifty percent (50%) or more of Umpqua.

(b) A majority of Umpqua”s board of directors is removed from office by a vote of Umpqua”s shareholders against the recommendation of the board then serving; or

(c) Umpqua is a party to a plan of merger or plan of exchange and upon consummation of such plan, the shareholders of Umpqua immediately prior to the transaction do not own or continue to own (i) at least forty percent (40%) of the shares of the surviving company (if then current CEO of Umpqua continues as CEO of the surviving organization), or (ii) at least a majority of the shares of the surviving organization (if the then current CEO of Umpqua does not continue as CEO of the surviving organization).

2. The following replaces Section 1.11(e) (2) of the Adoption Agreement:

☒	Is employed by the Employer or a Related Employer on the last business day of the Contribution Period.

3. The following is added to 1.13 Exceptions to CE as a new item b:

b.

Corporate Action Exception – All Participants who involuntarily lose employment resulting from an organization restructuring, divestiture, merger, spin-off, acquisition, or other corporate action deemed covered under this exception by the Plan Sponsor are excepted from any last day or Hours of Service requirement.

Note: Unless the above-described provisions are of the type found in Section 8.03 of Revenue Procedure 2017-41 as not causing a plan to fail to be identical (i.e., changes to the administrative provisions of the Plan, such as provisions relating to investments or plan claims procedures), the Employer will not be permitted to rely on the Pre-Approved Plan Provider’s opinion letter for qualification of its Plan. In addition, such superseding provisions may in certain circumstances affect the Plan’s status as a pre-approved plan eligible for the 6-year remedial amendment cycle. Superseding provisions which alter only provisions governed by Title I of ERISA and solely administered by the Department of Labor will not impact the ability of the Employer to rely upon the Pre-Approved Plan Provider’s opinion letter.

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan 29025-1670843567AA

© 2020 FMR LLC

All rights reserved.

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